SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2001

ELOQUENT, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-29059	94-3221868

(Commission File No.)	(IRS Employer Identification No.)

2000 ALAMEDA DE LAS PULGAS, SUITE 100
SAN MATEO, CALIFORNIA 94403
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 294-6500

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Exhibit 2.1
Exhibit 20.1

Item 2. Acquisition or Disposition of Assets

      On June 22, 2001, the Registrant acquired Rebop Media, Inc., a California corporation (“Rebop”), pursuant to that certain First Amended and Restated Agreement and Plan of Merger, dated June 22, 2001, by and among Rebop Acquisition Corp., a California corporation (“Rebop Acquisition Corp.”), Registrant, and Rebop (the “Merger Agreement”).

      Pursuant to the Merger Agreement attached hereto as Exhibit 2.1, Registrant acquired all outstanding shares of capital stock of Rebop, and Rebop became a wholly owned subsidiary of Registrant on June 22, 2001. As consideration for the acquisition of Rebop, the former shareholders of Rebop, including Clifford A. Reid an officer and director of the Registrant, received an aggregate of 802,481 shares of Registrant common stock and approximately $3,813,084.75 in cash. In addition, the former Rebop option holders received options to purchase an aggregate of 47,514 shares of Registrant common stock. The source of the funds used for the acquisition was the Registrant’s cash reserves.

      At the closing of the acquisition, ten percent of the stock issued and cash paid to the former shareholders of Rebop, was placed in escrow to secure certain indemnification obligations contained in the Merger Agreement. Subject to outstanding claims, the escrow will terminate six months following the closing.

Item 7. Financial Statements and Exhibits

      (a) Financial Statements of Business Acquired.

      It is impracticable for Registrant to file herewith the required financial statements. The required financial statements will be filed by amendment as soon as practicable, but not later than 60 days after the date this Current Report on Form 8-K is required to be filed.

      (b) Pro Forma Financial Information.

      It is impracticable for Registrant to file herewith the required pro forma financial statements. The required pro forma financial statements will be filed by amendment as soon as practicable, but not later than 60 days after the date this Current Report on Form 8-K is required to be filed.

      (c) Exhibits

2.1	First Amended and Restated Agreement and Plan of Merger, dated June 22, 2001, by and between Registrant, Rebop, and Rebop Acquisition Corp.

20.1	Press release of the Registrant dated June 25, 2001.

2.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Eloquent, Inc.

July 6, 2001	By:	/s/ Edward Molkenbuhr

Edward Molkenbuhr President

3.

EXHIBIT INDEX

Exhibit No.	Description

2.1	First Amended and Restated Agreement and Plan of Merger, dated June 22, 2001, by and between Registrant, Rebop, and Rebop Acquisition Corp.

20.1	Press release of the Registrant dated June 25, 2001.

4.